UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported: May 25, 2017

Function(x) Inc.

(Exact name of Registrant as Specified in its Charter)

Delaware	0-13803	33-0637631
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

902 Broadway, 11th Floor New York, New York	10010
(Address of principal executive offices)	(Zip Code)

(212) 231-0092

(Registrant’s Telephone Number, including Area Code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions ( see General Instruction A.2 below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

As previously reported on the Company’s Current Report on Form 8-K filed on April 19,2017, on April 18, 2017, the Company entered into a Note Exchange Agreement (the “Exchange Agreement”) with the holder of the $3,000,000 promissory note issued by the Company on July 8, 2016, in connection with the Company’s acquisition of the assets of Rant, Inc., and issued its Amended and Restated 12% Secured Convertible Promissory Note (the “Note”) in the amount of $3,284,000, which Note matures on June 1, 2017. The failure of the Company to file its Form 10-Q for the period ending March 31, 2017, constitutes a “Public Information Failure” (as defined in the Exchange Agreement) and as a result, the Company became obligated to pay the Holder, an amount in cash equal to one percent (1%) of the greater of the product of (A) the aggregate number of shares of common stock which the holder is entitled to convert pursuant to the Note and (B) the closing bid price of the common stock on the trading day immediately preceding the Public Information Failure, and on every 30th day (prorated for periods less than thirty days) thereafter until the Public Information Failure is cured. The payments are due on the earlier of the last day of the month in which the Public Information Failure occurred and the third business day after the failure is cured. If not paid timely such payments bear interest at the rate of 1.5% per month (prorated when made). The Company does not anticipate it will be able to pay the Note on the due date and therefore will be in default under the Note on the date that is five business days following the due date.

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On May 25, 2017, Function(x) Inc. (the “Company”) received written notice from the Listing Qualifications Department (the “Staff”) of The NASDAQ Stock Market LLC (“Nasdaq”) indicating that the Company no longer satisfied Nasdaq’s filing requirement, as set forth in Nasdaq Listing Rule 5250(c)(1), due to its failure to timely file the Form 10-Q for the period ended March 31, 2017 (the “Form 10-Q”) with the Securities and Exchange Commission (the “SEC”) and that the Company’s common stock was subject to delisting from Nasdaq unless the Company timely requests a hearing before the Nasdaq Hearings Panel (the “Panel”).

The Company requested a hearing before the Panel, at which hearing the Company will present its plan to regain compliance with the filing requirement and to request an extension, if necessary, within which to do so. The hearing request will automatically stay any delisting action by the Staff through June 16, 2017; however, as part of the hearing request, the Company also requested that the stay be extended pending the issuance of the Panel’s decision and the expiration of any extension granted by the Panel following the hearing. There can be no assurance that the stay will be extended or that the Panel will ultimately grant the Company’s request for continued listing on Nasdaq.

The filing deficiency is in addition to the bid price deficiency, of which the Company was notified by the Staff on April 7, 2017 and granted a grace period within which to regain compliance through October 4, 2017, as reported on the Current Report on Form 8-K filed on April 13, 2017.

Item 8.01 Other Events

On June 1, 2017, the Company issued a press release relating to the notice received from the Staff. A copy of the press release is attached as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press release issued June 1, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FUNCTION(X) INC.

	By:	/s/ Mitchell J. Nelson
	Name:	Mitchell J. Nelson
	Title:	Executive Vice President and Secretary
DATE: June 1, 2017